Exhibit 10.11.9

FINAL

This document constitutes part of the prospectus covering
securities that have been registered under the Securities Act of 1933.

Walter Energy, Inc.
Long-Term Incentive Award Plan
Restricted Stock Unit Award Agreement

(Performance Vesting Award – 2 Year Performance Period)

THIS AGREEMENT, effective as of the Date of Grant set forth below, represents a grant of restricted stock units (“RSUs”) by Walter Energy, Inc., a Delaware corporation (the “Company”), to the Participant named below, pursuant and subject to the provisions of the Amended and Restated 2002 Long-Term Incentive Award Plan of Walter Energy, Inc., as it may be amended from time to time (the “Plan”), and the additional terms set forth in this Agreement. The Participant has been selected to receive a grant of RSUs pursuant to the Plan, as specified below; provided that such grant shall be forfeited in the event the Participant does not execute this Agreement within the time period specified by the Company.

The Plan provides a complete description of the terms and conditions governing the grant of RSUs. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, except as provided for in Section 6, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

Participant:	[Insert Name]
Date of Grant:	[Insert Date]
Target Number of RSUs Granted:

Number (subject to adjustment as set forth herein and in the Plan), which represents the number of RSUs that will vest on the Vesting Date (as defined below) if the Relative Total Shareholder Return Percentile Rank (as described below) is at “target” for the Performance Period (as defined below) (the “Target RSUs”)

The parties hereto agree as follows:

1.                                Vesting.  Subject to the Participant’s continued employment with the Company or any of its Subsidiaries through the Vesting Date (as defined below), the RSUs granted hereunder shall vest in accordance with the terms set forth on Exhibit A hereto.  The period from the Date of Grant through (and including) the Vesting Date shall be referred to herein as the “Period of Restriction.”

2.                                Timing of Payout. Payout of Vested RSUs (as determined in accordance with Exhibit A) shall occur as soon as administratively feasible after the Vesting Date, but in no event more than thirty (30) days thereafter.

3.                                Form of Payout. Vested RSUs will be paid out solely in the form of shares of stock of the Company.

4.                                Voting Rights and Dividends. Until such time as the RSUs are paid out in shares of Company stock, the Participant shall not have voting rights. Further, no dividends shall be paid on any RSUs.

5.                                Termination of Employment. In the event of the Participant’s termination of employment with the Company or any of its Subsidiaries for any reason (whether with or without Cause (as defined below), and without regard for any period of notice that may be required under statute, contract, common law or otherwise, to the extent applicable) during the Period of Restriction, all RSUs held by the Participant at the time of termination which are still subject to the Period of Restriction shall be forfeited by the Participant to the Company without consideration as of the termination date and the Participant shall have no further rights with respect thereto.  Notwithstanding anything herein to the contrary, (A) if the Participant’s employment terminates due to Retirement (as defined below), then (x) the RSUs granted hereunder shall remain outstanding and eligible for vesting in accordance with Exhibit A as if the Participant had remained employed by the Company or a Subsidiary through the Vesting Date, subject to the Participant’s (i) compliance with the restrictive covenants set forth in Section 7 and (ii) execution, delivery and non-revocation of a waiver and release of claims in favor of the Company and its affiliates in a form prescribed by the Company on or prior to the 60th day following the date on which his employment terminates due to Retirement and (y) pay out of Vested RSUs shall be made in accordance with Section 2 hereof and (B) if the Participant’s employment terminates due to death or Disability (as defined below) and, at the time of such termination, the Participant had completed at least one year of service with the Company or any of its Subsidiaries from the Date of Grant, then (x) the Participant shall be deemed vested in a number of RSUs equal to the Target RSUs multiplied by a fraction, the numerator of which is equal to the number of days between (and including) the Date of Grant and the date the Participant’s employment so terminates and the denominator of which is equal to 730 and (y) pay out of such vested RSUs shall be made as soon as administratively feasible following the date of the Participant’s termination, but in no event more than thirty (30) days thereafter.

For purposes of this Section 5, “Disability” shall have the meaning ascribed to it in the letter agreement by and between the Company and the Participant, as it may be amended from time to time (the “Letter Agreement”) or, if there is no such Letter Agreement or such term is not defined therein, “Disability” shall mean any medical condition whatsoever which leads to the absence of the Participant from his or her job function for a continuous period of six months without the Participant being able to resume such functions on a full time basis at the expiration of such period, it being understood that unsuccessful attempts to return to work for periods under thirty days shall not be deemed to have interrupted said continuity.

For purposes of this Section 5, “Retirement” shall mean the time when the employee-employer relationship between the Participant and the Company or any Subsidiary is terminated (a) by the Participant and (b) such termination occurs either (i) on or after the date on which the Participant attains the age of sixty-two (62) and has completed at least five (5) years of service with the Company or any of its Subsidiaries, or (ii) on or after the date on which the sum of the Participant’s age and completed years of employment (as determined by the Administrator in its discretion) with the Company and any Subsidiary is at least eighty (80).

6.                                Change in Control. Notwithstanding anything herein or in the Plan to the contrary, if there occurs a Change in Control (as defined below) during the Performance Period, the following rules shall apply with respect to the RSUs granted hereunder in lieu of the provisions in Sections 1, 2 and 3 above:

(a)                           If a Change in Control occurs during the Performance Period and the Participant is still employed by the Company or one of its Subsidiaries on the date of the consummation of a Change in Control (the “Change in Control Date”), then (1) the Performance Period shall be deemed to conclude immediately prior to the consummation of the Change in Control and (2) the RSUs granted hereunder shall be converted into a right to receive a cash payment equal to the sum of (x) the Target RSUs and (y) the CIC Per Share Price (as defined below) (such product of clauses (x) and (y), the “CIC Cash Value Amount”).  The Participant shall become 100% vested in the CIC Cash Value Amount on the Vesting Date, so long as the Participant remains employed through the Vesting Date with the Company, any Subsidiary or any successor or acquiror thereof in the Change in Control.  The CIC Cash Value Amount shall be paid to the Participant as soon as administratively feasible after the Vesting Date, but in no event more than thirty (30) days thereafter.

For purposes of this Section 6, “Change in Control” shall mean a change in ownership or control of the Company affected through any of the following transactions:

(a)                                 (i)                                     Any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company or any person which as of the date of adoption of the Plan by the Board, has “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than 30% of the total combined voting power of the Company’s outstanding securities) directly or indirectly acquires beneficial ownership of securities possessing more than 40% of the total combined voting power of the Company’s outstanding securities, or

(ii)                                  Any person or related group of persons (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) who is not, as of the date of adoption of the Plan by the Board, a beneficial owner of 1% or more of the total combined voting power of the Company’s outstanding securities, directly or indirectly acquires beneficial ownership of securities possessing more than 25% of the total combined voting power of the Company’s outstanding securities and is, upon the consummation of such acquisition, the beneficial owner of the largest percentage of the total combined voting power of the Company’s outstanding securities; or

(b)                                 There is a change in the composition of the Board over a period of 36 consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or

(c)                                  The consummation of a merger or consolidation of the Company with any other corporation (or other entity) where such merger or consolidation has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 25% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control; or

(d)                                 The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, lease or other disposition by the Company of all of substantially all of the Company’s assets;

provided, however, that, notwithstanding the foregoing, a transaction or series of transactions in which the Company separates one or more of its existing businesses, whether by sale, spin-off or otherwise, and whether or not any such transaction or series of transactions requires a vote of the stockholders, shall not be considered a “Change in Control.”

For purposes of this Section 6, “CIC Per Share Price” shall mean the price per share paid for one share of Common Stock in the Change in Control transaction (with the value of any security that is paid as consideration in the Change in Control determined by the Committee as of the date of such Change in Control).

(b)                           Notwithstanding Section 6(a) above, if the Participant’s employment with the Company and its Subsidiaries is terminated (x) by the Company or any of its Subsidiaries without Cause (as defined below) other than due to death or Disability or (y) by the Participant for Good Reason (as defined below), in each case, during the Period of Restriction and within the twenty-four (24) month period following the Change in Control Date, the Participant shall immediately vest in the right to receive the CIC Cash Value Amount and shall receive payment of the CIC Cash Value Amount as soon as administratively feasible following the date of the Participant’s termination, but in no event more than thirty (30) days thereafter.

For purposes of this Section 6, “Cause” shall have the meaning ascribed to it in the Letter Agreement or, if there is no such Letter Agreement or such term is not defined therein, “Cause” shall mean (a) any form of dishonesty or criminal conduct connected with the employment of the Participant, (b) the refusal of the Participant to comply with the Company’s lawful written instructions, policies or rules as approved or mandated by the Board, (c) gross or willful misconduct by the Participant during employment with the Company, or (d) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony.  All disputes concerning whether a particular termination is for “Cause” shall be determined in good faith by the Administrator.

For purposes of this Section 6, “Good Reason” shall have the meaning ascribed to it in the Letter Agreement or, if there is no such Letter Agreement or such term is not defined therein, “Good Reason” shall mean the occurrence of any of the following conditions (in each case arising without the Participant’s consent): (a) a material breach of this Agreement by the Company or (b) a material diminution in the Participant’s authority, duties or responsibilities.  Notwithstanding the foregoing, the Participant’s voluntary separation from service shall be for “Good Reason” only if (x) the Participant provides written notice of the facts or circumstances constituting a “Good Reason” condition to the Company within 30 days after the initial existence of the Good Reason condition, (y) the Company does not remedy the Good Reason condition within 30 days after it receives such notice and (z) the voluntary separation from service occurs within 90 days after the initial existence of the Good Reason condition.  For purposes of this Agreement, the parties agree that “Good Reason” will not exist solely because the amount of the Participant’s annual bonus, if any, fluctuates due to performance considerations under the Company’s Executive Incentive Plan, as it may be amended from time to time or other Company incentive plan applicable to the Participant and in effect from time to time.

7.                                Restrictive Covenants.  The Participant acknowledges and recognizes the highly competitive nature of the business of the Company and its Subsidiaries and accordingly agrees as follows:

(a)                           Confidentiality. The Company has advised the Participant and the Participant acknowledges that it is the policy of the Company and its Subsidiaries to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company and its Subsidiaries. All Protected Information shall remain confidential permanently and the Participant shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Participant’s employment with the Company or any of its Subsidiaries), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company or any of its Subsidiaries to enter the public domain;

(b)                           Non-solicitation. During the term of employment and for a period of twelve (12) months after the Participant’s employment terminates for any reason, the Participant shall not (i) employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee of the Company or any of its Subsidiaries or (ii) call upon, solicit, write, direct, divert, influence or accept business (either direct or indirectly) with respect to any account or customer or prospective customer of the Company or any entity controlling, controlled by, under common control with or otherwise related to the Company or any of its affiliated entities; and

(c)                            Non-disparagement. At all times, the Participant agrees not to disparage the Company or any of its Subsidiaries or otherwise make comments harmful to the Company’s reputation.

For purposes of this Agreement, the term “Protected Information” shall mean trade secrets, confidential and proprietary business information of the Company and its Subsidiaries, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its Subsidiaries and their respective agents or employees, including the Participant; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

8.                                Restrictions on Transfer. Unless and until actual shares of stock of the Company are received upon payout, RSUs granted pursuant to this Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”), other than by will or by the laws of descent and distribution, except as provided for in the Plan. If any Transfer, whether voluntary or involuntary, of RSUs is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the RSUs, the Participant’s right to such RSUs shall be immediately forfeited by the Participant to the Company, and this Agreement shall lapse.

9.                                Recapitalization. In the event of any change in the capitalization of the Company such as a stock split or a corporate transaction such as any merger, consolidation, separation, or otherwise, the number and class of RSUs subject to this Agreement shall be equitably adjusted by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

10.                         Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

11.                         No Right to Continuation of Employment or Other Equity Awards. This Agreement shall not confer upon the Participant any right to continue employment with the Company or any of its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or any of its Subsidiaries’ right to terminate the Participant’s employment at any time.  In addition, this grant of RSUs shall not confer any right upon the Participant to be granted RSUs or other Awards in the future under the Plan.

12.                         Miscellaneous.

(a)                           This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement, as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky, state or provincial securities laws applicable to such shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)                           The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement, without the written consent of the Participant. Notwithstanding the foregoing, the Committee may, without obtaining the written consent of the Participant, amend this Agreement in any manner that it deems necessary or desirable to comply with the requirements of Section 409A of the Code or an exemption thereto.

(c)                            The Participant may elect, subject to any procedural rules adopted by the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold and sell shares having an aggregate Fair Market Value on the date the tax is to be determined, equal to the amount required to be withheld.

The Company shall have the power and the right to deduct or withhold from the Participant’s compensation, or require the Participant to remit to the Company, an amount sufficient to satisfy federal, state, provincial and local taxes (including the Participant’s FICA obligation), domestic or foreign, required by law to be withheld with respect to any payout to the Participant under this Agreement.

(d)                           The Participant acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available.  Accordingly, it is agreed that the Company or any of its Subsidiaries shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

(e)                            The Participant and the Company agree that the covenants contained in this Agreement are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

(f)                             The Participant agrees to take all steps necessary to comply with all applicable provisions of federal, state and provincial securities laws in exercising his or her rights under this Agreement.

(g)                            This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, securities commissions, national securities exchanges or stock exchanges, as may be required.

(h)                           This Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the RSUs granted hereunder.  This Agreement and the Plan supersedes any prior agreements, commitments or negotiations concerning the RSUs granted hereunder.

(i)                               All obligations of the Company under the Plan and this Agreement, with respect to the RSUs, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(j)                              This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

(k)                           This Agreement may be signed in counterpart, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Rest of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the Date of Grant.

Walter Energy, Inc.

By:
Walter J. Scheller, III
Chief Executive Officer

ATTEST:

Participant

EXHIBIT A

Subject to the Participant’s continued employment with the Company or any of its Subsidiaries through the Vesting Date (as defined below), the RSUs granted hereunder shall vest on the Vesting Date in an amount equal to the product of (1) the Target RSUs and (2) the applicable Total Shareholder Return Multiplier, as determined below (such RSUs, the “Vested RSUs”).  Any RSUs that do not become vested in accordance with this Exhibit A (to the extent not already previously forfeited pursuant to Section 5 hereof) shall, effective as of the Vesting Date, be forfeited by the Participant without consideration and this Agreement shall terminate without payment in respect thereof (except that Section 7 hereof shall survive the termination of this Agreement).

The Total Shareholder Return Multiplier shall be based on the Relative Total Shareholder Return Percentile Rank (as described below), as follows:

Relative Total Shareholder Return Percentile Rank (The Company’s Total Shareholder Return performance relative to other companies in the Peer Group)	Total Shareholder Return Multiplier
Less than 35% Percentile	0%
35% Percentile	25% (threshold)
50% Percentile	100% (target)
65% Percentile	150%
80% Percentile or above	200% (maximum)

The Total Shareholder Return Multiplier shall be a linear interpolation for any achievement of the Relative Total Shareholder Return Percentile Rank which falls between the above target percentages; provided that there shall be no linear interpolation for a Relative Total Shareholder Return Percentile Rank that is less than 35%.  The maximum possible payout is 200% of the Target RSUs.  Notwithstanding anything herein to the contrary, the Total Shareholder Return Multiplier will in no event exceed (x) 100% if the Company’s Total Shareholder Return for the Performance Period is negative and such decline does not exceed 25% during the Performance Period or (y) 50% if the Company’s Total Shareholder Return for the Performance Period is negative and such decline exceeds 25% during the Performance Period.

The Committee shall determine (A) the Company’s Total Shareholder Return for the Performance Period and (B) the Total Shareholder Return for the Performance Period of each company that was in the Peer Group (as defined below).  The Company’s Relative Total Shareholder Return Percentile Rank will be determined by ranking the companies in the Peer Group from the highest to lowest according to their respective Total Shareholder Return, then calculating the Total Shareholder Return percentile ranking of the Company relative to other companies in the Peer Group.

For purposes of this Agreement, “Beginning Stock Price” shall mean, for each of the Company and each company in the Peer Group, respectively, the average closing price per share of common stock for the twenty (20) trading days immediately prior to the first trading day of the Performance Period.

For purposes of this Agreement, “Ending Stock Price” shall mean, for each of the Company and each company in the Peer Group, respectively, the average closing price per share of common stock for the twenty (20) trading days immediately prior to and including the last day of the Performance Period.

For purposes of this Agreement, the “Peer Group” shall mean the companies that comprise the Standard & Poor’s 500 Index as in effect at the beginning of the Performance Period other than the Company even if it is included in the Standard & Poor’s 500 Index during some or all of the Performance Period.

For purposes of this Agreement, the “Performance Period” shall be the period that commenced on January 1, 2013 and ends on December 31, 2014.

For purposes of this Agreement, “Total Shareholder Return” shall mean an amount equal to (x) the Ending Stock Price minus the Beginning Stock Price, plus (y) the amount of any dividends paid on a per share basis (calculated as if such dividends had been reinvested in the applicable company’s common stock on the applicable ex-dividend date) cumulatively over the Performance Period, divided by (z) the Beginning Stock Price.

For purposes of this Agreement, the “Vesting Date” shall be the date in 2015 on which the Committee determines the Total Shareholder Return Multiplier, to the extent applicable, which date (irrespective of whether such a determination is made) shall in no event be later than March 15, 2015.